Exhibit 4.1
DESCRIPTION OF REGISTRANT’S SECURITIES
As of the date of the Annual Report on Form 10‑K of which this Exhibit is part, Thryv Holdings, Inc., a Delaware corporation (hereinafter, the “Company”), had one class of securities registered pursuant to Section 12 of the U.S. Securities Exchange Act of 1934, as amended: Common Stock, par value $0.10 per share (the “Common Stock”). The following summary includes a brief description of the Common Stock, as well as certain related additional information.
General
Pursuant to the Company’s Fourth Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) the Company’s authorized capital stock consists of 250,000,000 shares of Common Stock, par value $0.01 per share and 50,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”), issuable in one or more series from time to time by resolution of the Company’s Board of Directors (the “Board”).
Voting Rights
Holders of the Company’s Common Stock are entitled to one vote per share held of record and are vested with all of the voting power, except as the Board may provide in the future with respect to any class or series of Preferred Stock that it may authorize. There is no cumulative voting. Except as otherwise provided in the Certificate of Incorporation or Second Amended and Restated Bylaws (the “Bylaws”) or as required by law, all matters to be voted on by stockholders other than matters relating to the election of directors must be approved by a majority of the shares present in person or by proxy at the meeting and entitled to vote on the subject matter or by a written resolution of the stockholders representing the number of affirmative votes required for such matter at a meeting. Directors are elected by a plurality of the votes cast by the holders of stock entitled to vote in the election.
Dividend Rights
Holders of Common Stock share equally in any dividend declared by the Board, subject to the rights of the holders of any outstanding preferred stock.
No Preemption, Conversion or Redemption Rights and No Sinking Fund Provisions
Shares of Common Stock are not redeemable and have no subscription, conversion or preemption rights. There are no sinking fund provisions.
No Restrictions on Transfer
The Company has not imposed any restrictions applicable to the transfer of Common Stock.
Rights upon Liquidation
In the event of any voluntary or involuntary liquidation, dissolution, distribution of assets, or winding up of the Company’s affairs, holders of Common Stock would be entitled to share

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ratably in the Company’s assets that are legally available for distribution to stockholders after payment of liabilities. Holders of preferred stock, if any, may be entitled to distribution and/or liquidation preferences. In either such case, distributions must be made to the holders of preferred stock, if any, before holders of Common Stock.
Certain Other Provisions of Our Certificate of Incorporation or Bylaws
The Certificate of Incorporation and/or Bylaws also include the following provisions that may have an effect of delaying, deferring or preventing a change in control of the Company:
•the Board is divided into three classes, with each class serving for a staggered three-year term;
•directors may only be removed for cause;
•any vacancy on the Board, including a vacancy resulting from an enlargement of the Board, may be filled only by the vote of a majority of directors then in office, even where less than a quorum, or by a sole remaining director;
•special meetings of the stockholders may only be called upon the request of a majority of our Board, the Chairman of our Board or the President and Chief Executive Officer;
•the Bylaws establish an advance notice procedure for stockholders to submit proposed nominations of persons for election to the Board and other proposals for business to be brought before an annual meeting of stockholders;
•after the time that Mudrick Capital Management, L.P. (“Mudrick”) and its affiliates own less than 40% of our outstanding Common Stock, subject to the rights of any holders of preferred stock to act by written consent, stockholder action may not be taken by written consent;
•a majority of the Board may adopt, amend or repeal bylaws without stockholder approval; and
•the Board may issue shares of Preferred Stock, with designations, powers, rights and preferences as may be determined from time to time by the Board.
Section 203 of the DGCL
The Company’s Certificate of Incorporation opts out of but contains certain provisions that may have the same effect as Section 203 of the Delaware General Corporation Law (“DGCL”), which generally prohibits a publicly held Delaware corporation from engaging in a business combination transaction with an “interested stockholder” (a stockholder who owns more than 15% of the Company’s common stock) for a period of three years after the interested stockholder became such unless the transaction fits within an applicable exemption, such as Board approval of the business combination or the transaction that resulted in such stockholder becoming an interested stockholder. The Company’s Certificate of Incorporation provides that Mudrick and any of its affiliates or successors, and any group as to which such persons are party do not constitute “interested stockholders” for purposes of these provisions for so long as they

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collectively own, directly or indirectly, 10% or more of the voting power of the Company’s then outstanding shares of voting stock.
Amendment to Certificate of Incorporation and Bylaws
Any amendment to the Company’s Certificate of Incorporation must first be approved by a majority of the Board and, if required by law, thereafter be approved by a majority of the outstanding shares entitled to vote on the amendment voting as a single class. The Bylaws may be amended (x) by the affirmative vote of a majority of the directors then in office, subject to any limitations set forth in the Bylaws, without further stockholder action or (y) by the affirmative vote of at least a majority of the outstanding shares entitled to vote on the amendment, voting as a single class, without further action by the Board.
Corporate Opportunities
The Company renounces any interest or expectancy in, or in being offered an opportunity to participate in, any business opportunity that may from time to time be presented to certain of our shareholders: Mudrick, GoldenTree Asset Management LP, Paulson & Co. Inc. or any of their respective affiliates, successors, directly or indirectly managed funds or vehicles, partners, principals, directors, officers, members, managers and employees (other than the Company and its subsidiaries), even if the opportunity is one that the Company might reasonably have pursued or had the ability or desire to pursue if granted the opportunity to do so.
Exclusive Forum
The Company’s Bylaws provide, subject to limited exceptions, that the Court of Chancery of the State of Delaware will, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on the Company’s behalf; (ii) any action asserting a claim of breach of a fiduciary duty owed by any of the Company’s directors, officers or other employees to the Company or its stockholders; (iii) any action asserting a claim against the Company, any director or the Company’s officers or employees arising pursuant to any provision of the DGCL, our Certificate of Incorporation or Bylaws; or (iv) any action asserting a claim against the Company, any director or the Company’s officers or employees that are governed by the internal affairs doctrine. This exclusive forum provision does not apply to claims arising under the Securities Act, the Exchange Act or other federal securities laws and rules and regulations promulgated thereunder for which there is exclusive federal or concurrent federal and state jurisdiction. The federal district courts of the United States of America are the sole and exclusive forum for the resolution of any action asserting a claim arising under the Securities Act, the Exchange Act or the rules and regulations promulgated thereunder, and investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Any person or entity purchasing or otherwise acquiring any interest in shares of the Company’s capital stock shall be deemed to have notice of and to have consented to the provisions of the Company’s Certificate of Incorporation described above.
The foregoing summary does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Certificate of Incorporation and Bylaws. For additional

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information we encourage you to read the Certificate of Incorporation and Bylaws, each of which are exhibits to our Form 10-K, and applicable provisions of the DGCL.

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